EXHIBIT 14.8


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                     CORPORATE GOVERNANCE COMMITTEE CHARTER


I    PURPOSE

     This Committee is comprised of a majority of independent and unrelated Directors and is responsible for the development and supervision of the Corporation's approach to corporate governance issues.


II   COMPOSITION AND TERMS OF OFFICE

     A. The Committee shall be appointed by the Board. It is comprised of not less than three Directors, all of whom will be independent Directors.

     B.   The Chair of the Committee shall be appointed by the Board.

     C.   The Committee shall meet as required.

     D. Members of the Committee are appointed for a one year term at the first meeting of the Directors of the Corporation following the annual general meeting.

     E.   The quorum for the Committee is a majority.

III  DUTIES AND RESPONSIBILITIES

     The Committee shall:

     A.   Recommend to the Board on matters of corporate governance, including

          (i)  composition of the Board and its Committees;

          (ii) orientation program for new Directors;

          (iii) education program for Directors;


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          (iv) annually  review  the  Corporate  Governance  Manual,   including
               Administrative   Guidelines  for  the  Board  and  the  Terms  of
               Reference for Directors, the CEO, the COO and the Committees and make recommendations to the Board for approval;

          (v) take reasonable steps to ensure that the Nominating Sub-Committee, comprised of the Chair of the Corporate Governance Committee, the Chair of the Audit Committee and other available Board Committee chairs, makes nominations as to proposed Directors, members and chairs of Board Committees, and makes nominations, for Board approval, to fill vacancies throughout the year;

          (vi) review  on  an   annual   basis  the   appropriate   skills   and
               characteristics required of Directors in the context of the current Board and the objectives of the Corporation;

          (vii) review  the  need  for  formal  evaluation   processes  for  the
               individual  director  Board  and  Committees,   and  develop  and
               implement same;

          (viii) report to the Board annually that all Directors have executed the Code of Conduct Agreement, the Conflict of Interest Agreement and the Non-Disclosure Agreement;

          (ix) annually compare the Corporation's corporate governance practices against those recommended or required by any applicable regulatory body or securities exchange requirement. Take reasonable steps to ensure that the Corporation meets all requirements and, where the Corporation's practices differ from recommended practices, recommend to the Board whether this situation continues to be in the best interests of the Corporation; and

          (x) develop, for approval by the Board, an annual report of the Corporation's governance practices. This report shall include adequate detail to meet or exceed any regulatory or legal governance disclosure requirements in addition to any additional


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               disclosure  the  Board  deems  important.   The  Committee  shall
               communicate with other Board committees as necessary regarding disclosure of items under their respective mandates.

     B. Ensure for each meeting that minutes are recorded, drafted and circulated on a timely basis to committee members.

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